Exhibit 99.1

APS’ Summary of Responses Received to its Power Supply Resource
Request for Proposals Dated December 3, 2003
(January 27, 2004)

     On December 3, 2003, Arizona Public Service Company (“APS”) issued a Request for Proposals-Power Supply Resource Proposal for the Procurement of Generating Capacity (the “RFP”). Therein, APS requested proposals “for at least 500 MW of power supply resources” to be used for APS’ rapidly growing retail load, with deliveries of such power supply resources to APS commencing no later than in the Summer of 2006/2007.

     On December 19, 2003, the Arizona Competitive Power Alliance (the “Alliance”) filed with the Arizona Corporation Commission (the “Commission”) a “Motion to Revise the Procedural Schedule or, in the alternative, to Bifurcate Rate Case to Exclude Issues Regarding PWEC Assets,” relating to APS’ application for a rate increase (the “APS Rate Application”). In so moving, the Alliance raised certain issues relating to the RFP.

     On January 6, 2004, a procedural conference was held in the APS Rate Application proceeding. During the procedural conference, various parties, including the Alliance, APS and the Commission’s Utilities Division Staff (“Staff”), addressed the Alliance Motion with the Chief Administrative Law Judge.

     On January 8, 2004, the Chief Administrative Law Judge issued a Procedural Order directing APS to (i) revise Attachment 1 to the RFP, (ii) extend the deadline for “submitting proposals by one week” (thereby extending the proposal submission date from January 14, 2004 to January 21, 2004), and (iii) submit a filing with the Commission on or before January 27, 2004, which would provide “a summary of the proposals that contains information about the number and the terms of the bids in such a manner that does not disclose confidential information [emphasis supplied]” (the “Procedural Order”).

     In compliance with the Procedural Order, APS hereby submits this summary of the responses received to its RFP. In preparing this summary, APS has attempted to be fully responsive to the Procedural Order while being equally mindful of the Procedural Order’s admonition against the disclosure of any confidential and/or proprietary information provided by any respondent to the RFP process. APS has also attempted to summarize the RFP responses in a manner that will not seriously prejudice the negotiation process which will occur as a part of the RFP in a manner that could result in higher costs for APS customers.

NUMBER AND NATURE OF RESPONDENTS/RESPONSES

•	Nine entities submitted responses to the RFP.

•	Thirteen different proposals were submitted.

•	All entities submitting responses were merchant generators or power marketers. No utility-owned generation assets or interests in utility-owned assets were bid.

NATURE/TYPES OF GENERATION UNDERLYING PROPOSALS

•	All of the asset-backed proposals involved natural gas-fired generation, with APS and its customers bearing fuel price risk in one form or another.

•	All of the asset offers and proposed purchase power agreements (“PPAs”) responses to the RFP came from generation units located (or proposed to be located) in Arizona.

•	None of those generating units were located or proposed to be located in the Phoenix load pocket.

•	Technical information provided with the proposals was, at this preliminary stage of the process, generally adequate for bids involving existing assets and inadequate for projects still in the planning stages.

AMOUNT OF MEGAWATTS IN RESPONSES

•	The responses totaled approximately 6800 megawatts, which included proposals involving (i) existing generation units, (ii) generation units currently under construction, (iii) planned generation units holding some but not all neccesary permits, (iv) proposed but undeveloped projects, and (v) sales from unidentified assets.

GENERAL PRICING OF RFP RESPONSES

•	Based on the Company’s preliminary analysis used to screen proposals for the “short list,” APS has calculated levelized prices in a range of between approximately $65 per megawatt/hour and approximately $160 per megawatt/hour over the life of the proposed asset/PPA. APS has only begun to analyze the data underlying the proposals and as such can only provide this preliminary estimate on pricing. The final pricing of any selected resource will necessarily be subject to a significant number of adjustments to determine the total cost to APS consumers. Factors impacting the final pricing include, but are not limited to, subsequent adjustments relating to the seller’s proposed modifications of the power buyback agreement, contract escalators, fuel costs, the potential for additional transmission costs, credit considerations, operational costs, operational flexibility of the unit(s) and various other costs.

•	Virtually all of the PPA responses involved proposals that included: a) a capacity payment plus an operations & maintenance payment with escalators on both of the above prices, plus b) a defined per unit start-up cost, plus c) (if APS does not provide the fuel) a cost-plus fuel pricing mechanism.

THE OFFERED PPAS INCLUDED NO FIXED-PRICE PROPOSALS OR PROPOSALS THAT ASSUMED FUEL COST RISKS

•	None of the PPA proposals involve a fixed-price bid.

•	All of the responses require APS and its customers to bear and/or assume the risk related to natural gas prices and/or transportation.

TRANSMISSION CONSIDERATIONS

•	The majority of the responses propose interconnecting with the APS system through existing or future planned APS transmission facilities.

•	Some proposals require APS to assume existing transmission contracts on other transmission systems and/or to enter into new agreements to acquire the necessary transmission to bring the bidder’s supply to the APS network.

•	None of the respondents proposed any new transmission resources to support their bid.

FINANCIAL STATUS/CREDIT QUALITY OF BIDDERS

•	Of the entities responding to the RFP, less than half are rated as at least minimum investment grade companies by Standard & Poor’s.

•	In general, the more credit-worthy respondents provided the requested entity-specific financial information, while those with lesser credit-quality provided little or no information.

REGULATORY REVIEW

•	None of the respondents objected to APS’ proposed regulatory-approval provision, which requires, among other considerations, that any final transaction be specifically conditioned upon explicit regulatory approval (without substantial condition or qualification).

APS has only just begun the process of evaluating these bids and proposals. The schedule for the RFP currently contemplates notifying all bidders of their status by approximately February 4, 2004. If after the short-list review process, APS determines that one of more of the bids should be selected for further evaluation, more detailed due diligence and negotiations will begin with the ultimate goal of executing definitive agreement(s) and securing the necessary regulatory approvals.